Exhibit 99.1

 Greatbatch, Inc. Agrees To Exchange $50 Million of Its $170 Million Outstanding Convertible Subordinated Debentures for a New Series of
    Convertible Subordinated Debentures and to Issue an Additional
             $80 Million of the New Series of Debentures


    CLARENCE, N.Y.--(BUSINESS WIRE)--March 22, 2007--Greatbatch, Inc. (the "Company") (NYSE:GB) today announced that it has entered into separate privately negotiated agreements under which it will exchange $50 million aggregate principal amount of its outstanding 2 1/4% Convertible Subordinated Debentures due 2013 for an equivalent principal amount of a new series of 2 1/4% Convertible Subordinated Debentures due 2013 ("New Debentures"), and under which it will issue an additional $80 million aggregate principal amount of New Debentures. The transactions are expected to close, subject to customary closing conditions, on March 28, 2007.

    The New Debentures contain a net share settlement feature, which requires the Company, upon conversion of the New Debentures, to pay holders in cash for each $1,000 principal amount of New Debentures the lesser of $1,000 and the conversion value of the New Debentures, unless the Company otherwise elects. Any amounts in excess of $1,000 will be settled in shares of the Company's common stock, or at the Company's option, cash. The initial conversion price of the New Debentures is approximately $34.70. The New Debentures are redeemable by the Company at any time after June 20, 2012, or at the option of a holder upon the occurrence of certain fundamental changes affecting the Company. The New Debentures do not contain the put option provisions of the Company's currently outstanding Debentures which provide the holders a one-time option to require the Company to repurchase those outstanding Debentures on June 15, 2010.

    The New Debentures and the common stock issuable upon conversion of the New Debentures will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirement of the Securities Act and applicable state securities laws.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

    About Greatbatch, Inc.

    Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications.


    CONTACT: Greatbatch, Inc.
             Investor Relations:
             Anthony Borowicz, 716-759-5809
             Treasurer and Director, Investor Relations tborowicz@greatbatch.com